Exhibit 5.1

Ledgewood, P.C.

1900 Market Street, Suite 750

Philadelphia, PA 19103

November 12, 2014

Resource America, Inc.

Navy Yard Corporate Center

One Crescent Drive, Suite 203

Philadelphia PA 19112

Ladies and Gentlemen:

We have acted as counsel to Resource America, Inc., a Delaware corporation (“RAI”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 1,500,000 shares of common stock (the “Common Shares”) issuable in connection with the Resource America, Inc. Amended and Restated Omnibus Equity Compensation Plan (the “Plan”). In connection therewith, you have requested our opinion as to certain matters referred to below.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware General Corporation Law (“DGCL”), regulations, corporate records and documents, certificates of corporate and public officials, and other instruments and documents, including the Plan and the Registration Statement, as we have deemed necessary or advisable for the purposes of this opinion.

In making our examination, we have assumed and not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Common Shares, when issued and delivered in accordance with the Registration Statement and the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited in all respects to federal laws, the DGCL and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and the United States. This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ledgewood

LEDGEWOOD a professional corporation